Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS
MOUNT AIRY, N.C., October 21, 2010 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported a loss from continuing operations of $1.7 million ($0.09 per share) for the fourth quarter of fiscal 2010 compared with earnings from continuing operations of $2.8 million ($0.16 per share) in the fourth quarter of fiscal 2009. The loss from continuing operations for the current year quarter includes pre-tax charges of $0.4 million ($0.01 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market and $1.5 million ($0.05 per share after-tax) for the settlement of litigation. Including the results of discontinued operations, the net loss for the fourth quarter of fiscal 2010 was $1.6 million ($0.09 per share) compared with net earnings of $1.7 million ($0.10 per share) in the fourth quarter of fiscal 2009.
Net sales for the fourth quarter of fiscal 2010 decreased 8.0% to $56.2 million from $61.1 million in the fourth quarter of fiscal 2009. Shipments for the fourth quarter of fiscal 2010 decreased 13.8% from the prior year quarter while average selling prices increased 6.7%. On a sequential basis, shipments decreased 7.5% from the third quarter of fiscal 2010 and average selling prices decreased 2.0%. Based on the Company’s fiscal calendar, the fourth quarter of fiscal 2009 benefited from having one additional week than the third and fourth quarters of fiscal 2010.
For fiscal 2010, earnings from continuing operations were $0.5 million ($0.03 per share) compared with a loss from continuing operations of $20.9 million ($1.20 per share) in fiscal 2009. The fiscal 2010 results include pre-tax charges of $2.3 million ($0.08 per share after-tax) for inventory write-downs and $1.5 million ($0.05 per share after-tax) for the settlement of litigation. The fiscal 2009 results include pre-tax charges of $25.9 million ($0.96 per share after-tax) for inventory write-downs. Including the results of discontinued operations, net earnings for fiscal 2010 were $0.5 million ($0.03 per share) compared with a net loss of $22.1 million ($1.27 per share) in fiscal 2009. Net sales for fiscal 2010 decreased 8.1% to $211.6 million from $230.2 million in fiscal 2009. Shipments for fiscal 2010 increased 5.6% from the prior year while average selling prices decreased 12.9%. Based on the Company’s fiscal calendar, fiscal 2009 benefited from having one additional week than fiscal 2010.
Insteel’s financial results for the fourth quarter of fiscal 2010 were unfavorably impacted by the reduction in shipments together with compressed spreads between selling prices and raw material costs due to competitive pricing pressures. Demand for the Company’s products continued to trend at depressed levels during the quarter due to the ongoing weakness in the construction sector. Insteel’s overall capacity utilization decreased to 49% from 52% in the third quarter of fiscal 2010 and 56% in the fourth quarter of fiscal 2009.
Continuing operating activities used $1.6 million of cash for the fourth quarter of fiscal 2010 while providing $15.5 million in the fourth quarter of fiscal 2009 primarily due to the year-over-year changes in
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

net working capital and the loss incurred during the current year quarter. Net working capital used $1.6 million of cash during the current year quarter while providing $8.3 million in the prior year quarter. Capital expenditures for fiscal 2010 were $1.5 million compared with $2.4 million for fiscal 2009 and are expected to total less than $5.0 million for fiscal 2011. Insteel ended the year debt-free with $45.9 million of cash and cash equivalents.
Outlook
Commenting on the outlook for fiscal 2011, H.O. Woltz III, Insteel’s president and CEO said, “As we move into our first fiscal quarter, we have yet to see signs of a recovery in end use demand for our products. The construction sector continues to be mired in a recession that is unlikely to subside until the economy rebounds and there is a pronounced recovery in the U.S. job market. We are also heading into what has historically been our weakest period of the year when the level of construction activity and resulting demand for our products are adversely impacted by seasonal trends. Pricing pressures have intensified in our markets and are likely to persist until shipping volumes improve. Recently certain of our competitors have elected to pursue plant closures and liquidations rather than suffer continuing losses thereby beginning the process of restoring the balance of supply and demand in this more competitive market environment.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and fiscal year 2010 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2009. You should carefully review these risks and uncertainties.
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Insteel Industries, Inc.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the relative availability of financing to the Company, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s products; the timing of the resolution of a new multi-year federal transportation funding authorization and the magnitude of the infrastructure-related funding provided for that requires the use of the Company’s products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$56,161	$61,070	$211,586	$230,236
Cost of sales	53,421	51,935	191,262	219,388
Inventory write-downs	400	88	2,333	25,941

Gross profit (loss)	2,340	9,047	17,991	(15,093)
Selling, general and administrative expense	3,783	4,126	16,024	17,243
Other income, net	(39)	(85)	(291)	(135)
Legal settlement	1,487	—	1,487	—
Interest expense	42	157	453	641
Interest income	(31)	(26)	(102)	(144)

Earnings (loss) from continuing operations before income taxes	(2,902)	4,875	420	(32,698)
Income taxes	(1,215)	2,097	(38)	(11,758)

Earnings (loss) from continuing operations	(1,687)	2,778	458	(20,940)
Earnings (loss) from discontinued operations net of income taxes of $243, ($692), $217 and ($729)	57	(1,085)	15	(1,146)

Net earnings (loss)	$(1,630)	$1,693	$473	$(22,086)

Per share amounts:
Basic:
Earnings (loss) from continuing operations	$(0.09)	$0.16	$0.03	$(1.20)
Earnings (loss) from discontinued operations	—	(0.06)	—	(0.07)

Net earnings (loss)	$(0.09)	$0.10	$0.03	$(1.27)

Diluted:
Earnings (loss) from continuing operations	$(0.09)	$0.16	$0.03	$(1.20)
Earnings (loss) from discontinued operations	—	(0.06)	—	(0.07)

Net earnings (loss)	$(0.09)	$0.10	$0.03	$(1.27)

Cash dividends declared	$0.03	$0.03	$0.12	$0.12

Weighted average shares outstanding
Basic	17,503	17,405	17,466	17,380

Diluted	17,503	17,595	17,564	17,380

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	October 2,	July 3,	October 3,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$45,935	$44,170	$35,102
Accounts receivable, net	24,970	28,450	21,283
Inventories	43,919	41,815	38,542
Prepaid expenses and other	3,931	2,604	16,724

Total current assets	118,755	117,039	111,651
Property, plant and equipment, net	58,653	60,407	64,204
Other assets	5,097	5,649	4,382
Non-current assets of discontinued operations	—	1,880	1,880

Total assets	$182,505	$184,975	$182,117

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,689	$21,458	$23,965
Accrued expenses	5,929	7,969	5,215
Current liabilities of discontinued operations	210	214	219

Total current liabilities	26,828	29,641	29,399
Other liabilities	7,521	5,889	5,465
Long-term liabilities of discontinued operations	280	157	183
Shareholders’ equity:
Common stock	17,579	17,582	17,525
Additional paid-in capital	45,950	45,412	43,774
Retained earnings	86,656	88,814	88,291
Accumulated other comprehensive loss	(2,309)	(2,520)	(2,520)

Total shareholders’ equity	147,876	149,288	147,070

Total liabilities and shareholders’ equity	$182,505	$184,975	$182,117

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Cash Flows From Operating Activities:
Net earnings (loss)	$(1,630)	$1,693	$473	$(22,086)
Loss (earnings) from discontinued operations	(57)	1,085	(15)	1,146

Earnings (loss) from continuing operations	(1,687)	2,778	458	(20,940)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,779	1,982	7,009	7,377
Amortization of capitalized financing costs	21	134	363	508
Stock-based compensation expense	654	610	2,258	2,036
Excess tax deficiencies from stock-based compensation	92	35	89	32
Inventory write-downs	400	88	2,333	25,941
Loss on sale of property, plant and equipment	26	—	39	24
Deferred income taxes	(682)	916	(1,121)	997
Increase in cash surrender value of life insurance policies over premiums paid	(320)	—	(330)	—
Net changes in assets and liabilities:
Accounts receivable, net	3,480	3,352	(3,687)	28,298
Inventories	(2,504)	(3,461)	(7,710)	6,737
Accounts payable and accrued expenses	(2,572)	8,377	(2,489)	(14,761)
Other changes	(327)	685	13,840	(14,157)

Total adjustments	47	12,718	10,594	43,032

Net cash provided by (used for) operating activities — continuing operations	(1,640)	15,496	11,052	22,092
Net cash provided by operating activities — discontinued operations	1,900	88	1,827	30

Net cash provided by operating activities	260	15,584	12,879	22,122

Cash Flows From Investing Activities:
Capital expenditures	(244)	(693)	(1,493)	(2,377)
Proceeds from sale of property, plant and equipment	11	—	11	13
Increase in cash surrender value of life insurance policies	(16)	(300)	(456)	(215)
Proceeds from surrender of life insurance policies	—	—	—	413

Net cash used for investing activities — continuing operations	(249)	(993)	(1,938)	(2,166)
Net cash provided by investing activities — discontinued operations	2,358	—	2,358	—

Net cash provided by (used for) investing activities	2,109	(993)	420	(2,166)

Cash Flows From Financing Activities:
Proceeds from long-term debt	107	124	338	22,920
Principal payments on long-term debt	(107)	(124)	(338)	(22,920)
Financing costs	(14)	—	(409)	—
Cash received from exercise of stock options	—	—	140	66
Excess tax deficiencies from stock-based compensation	(92)	(35)	(89)	(32)
Cash dividends paid	(528)	(1,051)	(2,108)	(11,381)
Other	30	28	—	—

Net cash used for financing activities — continuing operations	(604)	(1,058)	(2,466)	(11,347)

Net cash used for financing activities	(604)	(1,058)	(2,466)	(11,347)

Net increase in cash and cash equivalents	1,765	13,533	10,833	8,609
Cash and cash equivalents at beginning of period	44,170	21,569	35,102	26,493

Cash and cash equivalents at end of period	$45,935	$35,102	$45,935	$35,102

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$21	$23	$90	$133
Income taxes	3	12	189	11,454
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	(182)	97	15	136
Restricted stock surrendered for withholding taxes payable	27	15	79	24
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Insteel Industries, Inc.